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                                   EXHIBIT 21


             SCHEDULE OF SUBSIDIARIES OF ENCORE MEDICAL CORPORATION

Encore Orthopedics, Inc. a Delaware corporation

Encore Orthopedics FSC Limited, a Jamaican corporation















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